                                                                       Exhibit 5

                                             September 15, 2000

SYNAVANT Inc.
   3445 Peachtree Road N.E., Suite 1400,
      Atlanta, Georgia 30326.

Dear Sirs:

         In connection  with the  registration  under the Securities Act of 1933
(the "Act") of 9,619,812  shares (the  "Securities")  of Common Stock, par value
$0.01 per share, of SYNAVANT Inc., a Delaware corporation (the "Company"), which may be issued to  employees  in  accordance  with the  Replacement  Plan for IMS
Health  Equity-Based  Awards,  the 2000 Stock Incentive Plan, and Employee Stock
Purchase  Plan,  and related stock  purchase  rights (the "Rights") to be issued pursuant  to the  Rights  Agreement,  dated as of August 29,  2000 (the  "Rights
Agreement"),  between the Company and EquiServe  Trust Company,  as Rights Agent
(the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates  and  other  documents,  and  such  questions  of  law,  as we have considered  necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion:

              (1) When the registration statement relating to the Securities and the Rights (the  "Registration  Statement") has become  effective under the Act,  the  terms  of the  sale of the  Securities  have  been  duly
         established   in   conformity   with  the  Company's   Certificate   of
         Incorporation,  and the  Securities  have been duly  issued and sold as contemplated  by the  Registration  Statement,  the Securities  will be validly issued, fully paid and nonassessable.

              (2) Assuming  that the Board of  Directors  of the Company,  after fully  informing  itself with respect to the Rights  Agreement  and the
         Rights and after  giving due  consideration  to all  relevant  matters, determined

                                                                             -2-

         that  the  execution  and  delivery  of the  Rights  Agreement  and the issuance of the Rights  thereunder would be in the best interests of the
         Company and its  stockholders,  and the Rights  Agreement has been duly authorized,  executed and delivered by the Rights Agent,  then when the
         Registration  Statement  has  become  effective  under  the Act and the
         Securities  have been validly  issued and sold as  contemplated  by the
         Registration Statement,  the Rights attributable to the Securities will be validly issued.

         In  connection  with our opinion set forth in paragraph  (2) above,  we note that the question  whether the Board of  Directors of the Company  might be required to redeem the Rights at some future time will depend upon the facts and circumstances  existing  at that time and,  accordingly,  is beyond the scope of such opinion.

         The  foregoing  opinion is limited  to the  Federal  laws of the United
States and the laws of the State of New York and the General  Corporation Law of
the State of Delaware,  and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby  consent to the  filing of this  opinion as an exhibit to the
Registration  Statement  and to the  reference to us under the heading "Item 5 -
Exhibits" in the  Prospectus.  In giving such  consent,  we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                   Very truly yours,

                                   /s/ Sullivan & Cromwell